For Immediate Release

News Release

Republic Reaches Agreement with FirstComp Underwriters Group

Dallas, Texas - June 26, 2006 - (NASDAQ: RUTX) Republic Companies Group, Inc. ("Republic") announced today that it has entered into a managing general agency agreement with FirstComp Underwriters Group, Inc. ("FirstComp") - making the Omaha-based monoline workers' compensation group one of Republic's key relationships.

Under terms of the contract, certain Republic insurance subsidiaries will serve as policy issuing insurers for business produced and administered by FirstComp. The FirstComp book of business to be written by the Republic companies is estimated to be $80 million of gross premium in the 2006/2007 underwriting year. These risks are written through FirstComp's network of independent insurance agencies for small- to medium-size businesses primarily in rural and suburban towns of several states nationwide.

Consistent with the operating strategy of Republic's Program Management segment, Republic will cede a portion of the business under a new quota share reinsurance agreement. For the 2006/2007 year of account, the Republic companies will retain 35% of the net premium and underwriting risk of FirstComp's production. The Republic companies will receive fee income for the 65% quota share reinsurance placements.

"We are excited about the relationship with FirstComp, a company that has a history of high growth and exceptional results under experienced management," said Parker Rush, President and Chief Executive Officer of Republic. "FirstComp's strategy of focusing on smaller policyholders complements Republic's general operating philosophy. We believe the addition of FirstComp enhances our mix of casualty exposures and provides an opportunity for our companies' entry into several new states."

About FirstComp

FirstComp Underwriters Group provides workers' compensation insurance coverage for more than 50,000 "main street" businesses through more than 5,200 independent insurance agencies nationwide. With headquarters in Omaha, NE and an East region office in Providence, RI, the company currently operates in 25 states. Visit www.firstcomp.com for more information.

About Republic

Republic Companies Group, Inc., through a group of insurance companies and related entities, provides personal and commercial property and casualty insurance products. In its Independent Agents segments, Republic distributes these products to individuals and small to medium-size businesses through a network of independent agents primarily in Texas, Louisiana, Oklahoma, and New Mexico. In its Program Management and Insurance Services segments Republic capitalizes on its unique combination of charters and licenses to develop and manage target-niche insurance products that are distributed through managing general agents in many additional states. Republic is rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. The company completed its Initial Public Offering in August 2005. Visit www.RepublicGroup.com for more information.

Precautionary Statement Regarding Forward-Looking Information

Investors are cautioned that statements which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies-including political, economic, regulatory, climatic, competitive, legal, and technological-any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in our filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000